Exhibit 99.1

Airgain® Reports Third Quarter 2022 Financial Results

San Diego, CA, November 10, 2022 – Airgain, Inc. (Nasdaq: AIRG) is a leading provider of wireless connectivity solutions, creating and delivering products that include embedded components, external antennas, and integrated systems across the globe, today reported financial results for the third quarter ended September 30, 2022.

“We are very pleased to report strong revenue and adjusted EBITDA results in our third quarter that built upon the momentum we established in Q2,” said Airgain’s President and Chief Executive Officer, Jacob Suen. “We delivered quarterly sales of $19.2 million, which were up 24% year-over-year, and our second consecutive quarter of adjusted EBITDA profitability during the year. These results demonstrate our ability to execute on our strategies and position the company for continuing profitable growth.

In addition, we strengthened our executive team with the appointment of Michael Elbaz as Chief Financial Officer (CFO) and the promotion of Morad Sbahi to the newly formed position of Chief Revenue Officer, which positions us well to deliver on our growth plans for the coming years.”

Management Team Update

Over the past 12 months, the Company has strengthened its management team and organization by bringing in seasoned team members at key positions. Airgain continues that growth and maturation with the addition of Michael Elbaz as CFO and promotion of Morad Sbahi. Michael is a proven business leader with over twenty-five years of experience in corporate and global finance and strategy.

The Company's new management position, Chief Revenue Officer combines the global marketing and sales functions into one position in charge of delivering the Company’s revenue plans.

Third Quarter 2022 Financial Highlights

GAAP

•
Sales of $19.2 million
•
GAAP gross margin of 38.8%
•
GAAP operating expenses of $8.7 million
•
GAAP net loss of $1.3 million or $0.13 per share

Non-GAAP

•
Non-GAAP gross margin of 39.4%
•
Non-GAAP operating expenses of $7.0 million
•
Non-GAAP net income of $0.6 million or $0.06 per diluted share
•
Adjusted EBITDA of $0.8 million

Third Quarter 2022 Financial Results

Sales for the third quarter of 2022 were $19.2 million, of which $7.3 million were generated from the Consumer market, $6.8 million were from the Enterprise market and $5.1 million were from the Automotive market. Sales decreased slightly by 0.5%, or $0.1 million in the third quarter of 2022 compared to $19.3 million in the second quarter of 2022. Enterprise sales decreased from the second quarter of 2022 by $2.4 million primarily due to lower sales generated from industrial IoT products. Consumer sales increased from the second quarter of 2022 by $1.4 million, primarily due to the easing of global supply shortages impacting our customers' product rollout and sales. Automotive sales increased $0.9 million from the second quarter of 2022, due to higher sales from Aftermarket products. Sales for the third quarter of 2022 increased by 24.2%, or $3.7 million compared to the third quarter of 2021. The increase in sales from the third quarter of 2021 was primarily due to $3.0 million higher sales in the Automotive market and $2.7 million higher sales in the Consumer market, offset by a $2.0 million sales decrease in the Enterprise market.

GAAP gross profit for each of the third quarter of 2022 was $7.4 million, compared to $7.5 million for the second quarter of 2022 and $5.5 million for the third quarter of 2021. Non-GAAP gross profit was $7.6 million each for the third quarter of 2022 and the second quarter of 2022. Non-GAAP gross profit was $5.6 million for the third quarter of 2021 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP gross margin for the third quarter of 2022 was 38.8%, compared to 38.9% for the second quarter of 2022 and 35.9% for the third quarter of 2021. The increase in gross margin compared to the third quarter of 2021 was primarily due to the favorable Consumer revenue mix and Aftermarket margin improvement.

Non-GAAP gross margin for the third quarter of 2022 was 39.4% flat compared to the second quarter of 2022. Non-GAAP gross margin for the third quarter of 2022 was higher compared to 36.5% for the third quarter of 2021. The increase in non-GAAP gross margin compared to the third quarter of 2021 was primarily due to a favorable Consumer revenue mix and Aftermarket margin improvement (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP operating expenses for the third quarter of 2022 was $8.7 million, compared to $9.1 million for the second quarter of 2022 and $8.6 million for the third quarter of 2021. Operating expenses were lower for the third quarter of 2022 compared to the second quarter of 2022 due to lower people costs. Non-GAAP operating expenses for the third quarter of 2022 were $7.0 million compared to $7.2 million in the second quarter of 2022 and $6.8 million in the third quarter of 2021 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP net loss for the third quarter of 2022 was $1.3 million or $(0.13) per share (based on 10.2 million shares), compared to a net loss of $1.6 million or $(0.16) per share (based on 10.2 million shares) for the second quarter of 2022 and net loss of $3.1 million or $(0.30) per share (based on 10.1 million shares) for the third quarter of 2021. The decrease in net loss compared to the second quarter of 2022 was mainly due to lower operating expense. The decrease in net loss versus the prior year was due to higher revenue and higher gross margin, offset by slightly higher operating expenses in the current period. Non-GAAP net income for the third quarter of 2022 was $0.6 million or $0.06 per diluted share (based on 10.5 million shares), compared to a non-GAAP net income of $0.4 million or $0.03 per diluted share (based on 10.4 million shares) for the second quarter of 2022 and a non-GAAP net loss of $1.1 million or $(0.11) per share (based on 10.1 million shares) for the third quarter of 2021 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

Adjusted EBITDA for the third quarter of 2022 was $0.8 million, compared to $0.5 million for the second quarter of 2022 and ($1.0) million for the third quarter of 2021 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

First Nine Months 2022 Financial Highlights

GAAP

•
Sales of $56.0 million
•
GAAP gross margin of 39.5%
•
GAAP operating expenses of $27.4 million
•
GAAP net loss of $5.4 million or $(0.53) per share

Non-GAAP

•
Non-GAAP gross margin of 40.1%
•
Non-GAAP operating expenses of $21.9 million
•
Non-GAAP net income of $0.5 million or $0.05 per share

•
Adjusted EBITDA of $1.0 million

First Nine Months 2022 Financial Results

Sales for the first nine months of 2022 were $56.0 million, of which $24.5 million were from the Enterprise market, $19.4 million were from the Consumer market and $12.1 million were from the Automotive market. Sales increased by 11.7%, or $5.9 million in the same year-ago period. The increase in sales was primarily due to $5.3 million higher sales from Enterprise market and $5.0 million higher sales from Automotive markets, partially offset by $4.4 million lower Consumer market sales caused by global supply shortages.

GAAP gross profit for the first nine months of 2022 was $22.1 million compared to $19.7 million in the same year-ago period. Non-GAAP gross profit for the first nine months of 2022 was $22.4 million, compared to $20.4 million in the same year-ago period (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP gross margin for the first nine months of 2022 was 39.5%, compared to 39.4% in the same year-ago period. The increase was primarily due to the 2021 inventory step-up charges that were not incurred in 2022, offset by an unfavorable sales mix. Non-GAAP gross margin for the first nine months of 2022 was 40.1%, compared to 40.6% in the same year-ago period. The decrease in Non-GAAP gross margins were primarily due to an unfavorable sales mix, partially offset by gross margin improvements (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP operating expenses for the first nine months of 2022 was $27.4 million flat compared to the same year-ago period. The $1.7 million fair value charge for contingent consideration related to the NimbeLink acquisition in the same year-ago period was offset by higher people costs, product development expenses and professional fees incurred in 2022. Non-GAAP operating expenses for the first nine months of 2022 was $21.9 million, compared to $20.6 million in the same year-ago period (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP net loss for the first nine months of 2022 was $5.4 million or $(0.53) per share (based on 10.2 million shares), compared to a GAAP net loss of $5.4 million or $(0.54) per share (based on 10.0 million shares) in the same year-ago period. The relatively flat net loss was primarily due to higher revenues, offset by a $2.2 million income tax benefit recorded in the same year-ago period . Non-GAAP net income for the first nine months of 2022 was $0.5 million or $0.05 per diluted share (based on 10.5 million shares), compared to non-GAAP net loss of $0.2 million or $(0.02) per share (based on 10.0 million shares) in the same year-ago period (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

Adjusted EBITDA for the first nine months of 2022 was $1.0 million, compared to $0.2 million in the same year-ago period (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

Fourth Quarter 2022 Financial Outlook

GAAP

•
Sales are expected to be in the range of $19.7 million to $21.1 million, or $20.4 million at the midpoint
•
GAAP gross margin is expected to be in the range of 37.0% to 40.0%
•
GAAP operating expense is expected to be approximately $9.2 million
•
GAAP net loss per share is expected to be $(0.14) at midpoint

Non-GAAP

•
Non-GAAP gross margin is expected to be in the range of 37.5% to 40.5%
•
Non-GAAP operating expense is expected to be approximately $7.4 million,
•
Non-GAAP net income per share is expected to be $0.05 at midpoint
•
Adjusted EBITDA is expected to be $0.7 million at midpoint

Our financial outlook for the three months ending December 31, 2022, including reconciliations of GAAP to non-GAAP measures can be found at the end of this press release.

Conference Call

Airgain, Inc. management will hold a conference call today Thursday, November 10, 2022, at 5:00 PM Eastern Time (2:00 PM Pacific Time) to discuss financial results for the third quarter ended September 30, 2022.

Airgain management will host the presentation, followed by a question and answer period.

Date: November 10, 2022

Time: 5:00 PM Eastern Time (2:00 PM Pacific Time)

Participant Dial-In: (877) 407-2988 or +1 (201) 389-0923

The conference call will be broadcast simultaneously and available here and for replay via the investor relations section of the company's website at investors.airgain.com.

For webcast access, please follow the below web address below to register for the conference call.

Registration: https://event.choruscall.com/mediaframe/webcast.html?webcastid=zDU7hjkG

A replay of the webcast will be available via the registration link after 8:00 PM Eastern Time on the same day until November 11, 2023.

About Airgain, Inc.

Airgain simplifies wireless connectivity across a diverse set of devices and markets, from solving complex connectivity issues to speeding time to market to enhancing wireless signals. We segment our product offering into three, distinct sub-brands: Airgain Embedded, Airgain Integrated and Airgain Antenna+. Our mission is to connect the world through optimized integrated wireless solutions. Airgain's expertise in custom cellular and antenna system design pairs with our focus on high-growth technologies and our dedication to simplify the growing complexity of wireless. With a broad portfolio of products across the value chain, from embedded components to fully integrated products, we are equipped to solve critical connectivity needs in both the design process and the operating environment across the enterprise, automotive, and consumer markets. Airgain is headquartered in San Diego, California, and maintains design and test centers in the U.S., U.K., and China. For more information, visit airgain.com, or follow Airgain on LinkedIn and Twitter.

Airgain, AirgainConnect, and the Airgain logo are trademarks or registered trademarks of Airgain, Inc.

Forward-Looking Statements

Airgain cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding our fourth quarter 2022 financial outlook and demand for our products and prospects for future growth across our markets. The inclusion of forward-looking statements should not be regarded as a representation by Airgain that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including, without limitation: the market for our antenna products is developing and may not develop as we expect; our operating results may fluctuate significantly, including based on seasonal factors, which makes future operating results difficult to predict and could cause our operating results to fall below expectations or guidance; supply constraints on our and our customer's ability to obtain necessary components in our respective supply chains may negatively affect our sales and operating results; the COVID-19 pandemic may continue to disrupt and otherwise adversely affect our operations and those of our suppliers, partners, distributors and ultimate end customers, and the overall global supply shortage and logistics delays within the supply chain that our products are used in, as well as adversely affecting the general U.S. and global economic conditions and financial markets, and, ultimately, our sales and operating results; rising interest rates and inflation may adversely impact our margins, the supply chain and our customers’ sales, which may negatively affect our sales and operating results; our products are subject to intense competition, including competition from the customers to whom we sell and competitive pressures from existing and new companies may harm our business, sales, growth rates, and market share; risks associated with the performance of our products; risks and uncertainties related to management and key personnel changes; our future success depends on our ability to develop and successfully introduce new and enhanced products for the wireless market that meet the needs of our customers, including our ability to transition to provide a more diverse solutions capability; we sell to customers who are price conscious, and a few customers represent a significant portion of our sales, and if we lose any of these customers, our sales could decrease significantly; we rely on a small number of contract manufacturers to produce and ship all of our products, a single or limited number of suppliers for some components of our products and channel partners to sell and support our products, and the failure to manage our relationships with these parties successfully could adversely affect our ability to market and sell our products; if we cannot protect our intellectual property rights, our competitive position could be harmed or we could incur significant expenses to enforce our rights; and other risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income (loss) attributable to common stockholders (non-GAAP net income (loss)), non-GAAP net income (loss) per (basic or diluted) share (non-GAAP EPS), non-GAAP operating expense, non-GAAP gross profit and non-GAAP gross margin. We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance.

In computing Adjusted EBITDA, non-GAAP net income (loss), and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock awards; interest income, net of interest expense offset by other expense; depreciation and/or amortization; change in the fair value of contingent consideration, acquisition-related expenses, amortization of inventory step-up and provision (benefit) for income taxes. In computing non-GAAP operating expense, we exclude stock-based compensation expense, amortization of intangibles, change in the fair value of contingent consideration and acquisition-related expenses. In computing non-GAAP gross profit and non-GAAP gross margin, we exclude stock-based compensation expense, amortization of inventory step-up and amortization of intangible assets. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company’s non-cash operating expenses; we believe that providing non-GAAP financial measures that exclude non-cash expense allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision making and for evaluating our own core business operating results over different periods of time. Management considers these types of expenses and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control and are not necessarily reflective of operational performance during a period.

Our non-GAAP measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP net income (loss), non-GAAP EPS, non-GAAP operating expense, non-GAAP gross profit and non-GAAP gross margin are not measurements of financial performance under GAAP and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. Reconciliations with specific adjustments to GAAP results and outlooks are provided at the end of this release.

Airgain Contact

Jacob Suen

Chief Executive Officer and President

investors@airgain.com

Airgain Investor Contact

Matt Glover

Gateway Group, Inc.

+1 949 574 3860

AIRG@gatewayir.com

Airgain, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except par value)

(unaudited)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$9,190	$14,511
Trade accounts receivable, net	9,452	10,757
Inventory	9,345	8,949
Prepaid expenses and other current assets	2,005	1,272
Total current assets	29,992	35,489
Property and equipment, net	2,816	2,698
Leased right-of-use assets	2,437	2,777
Goodwill	10,845	10,845
Intangible assets, net	11,960	14,229
Other assets	243	352
Total assets	$58,293	$66,390
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,827	$5,474
Accrued compensation	2,492	2,013
Accrued liabilities and other	3,007	2,833
Short-term lease liabilities	888	841
Deferred purchase price liabilities	153	8,726
Total current liabilities	14,367	19,887
Deferred tax liability	132	109
Long-term lease liabilities	1,782	2,221
Total liabilities	16,281	22,217
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid-in capital, par value $0.0001, 200,000 shares authorized; 10,765 shares issued and 10,224 shares outstanding at September 30, 2022; and 10,638 shares issued and 10,097 shares outstanding at December 31, 2021.	110,249	106,971
Treasury stock, at cost: 541 shares at September 30, 2022 and December 31, 2021.	(5,364)	(5,364)
Accumulated deficit	(62,873)	(57,434)
Total stockholders’ equity	42,012	44,173
Total liabilities and stockholders’ equity	$58,293	$66,390

Airgain, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended			Nine months ended September 30,
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Sales	$19,198	$19,286	$15,455	$56,006	$50,129
Cost of goods sold	11,755	11,793	9,909	33,902	30,387
Gross profit	7,443	7,493	5,546	22,104	19,742
Operating expenses:
Research and development	2,901	2,962	2,698	9,117	8,130
Sales and marketing	2,808	2,889	2,484	8,552	7,412
General and administrative	2,998	3,255	3,307	9,738	10,201
Change in fair value of contingent consideration	—	—	103	—	1,660
Total operating expenses	8,707	9,106	8,592	27,407	27,403
Loss from operations	(1,264)	(1,613)	(3,046)	(5,303)	(7,661)
Other expense (income):
Interest income, net	(26)	(6)	(6)	(37)	(21)
Other expense (income)	9	15	(1)	39	15
Total other expense (income)	(17)	9	(7)	2	(6)
Loss before income taxes	(1,247)	(1,622)	(3,039)	(5,305)	(7,655)
Income tax expense (benefit)	52	(3)	30	134	(2,214)
Net loss	$(1,299)	$(1,619)	$(3,069)	$(5,439)	$(5,441)
Net income loss per share:
Basic	$(0.13)	$(0.16)	$(0.30)	$(0.53)	$(0.54)
Diluted	$(0.13)	$(0.16)	$(0.30)	$(0.53)	$(0.54)
Weighted average shares used in calculating income (loss) per share:
Basic	10,210	10,219	10,082	10,179	9,993
Diluted	10,210	10,219	10,082	10,179	9,993

Airgain, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine months ended September 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(5,439)	$(5,441)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	502	389
Loss on disposal of property and equipment	3	-
Amortization of intangible assets	2,269	2,248
Stock-based compensation	3,575	3,004
Change in fair value of contingent consideration	—	1,660
Deferred tax liability	24	(2,285)
Changes in operating assets and liabilities:
Trade accounts receivable	1,305	(4,442)
Inventory	(396)	(3,859)
Prepaid expenses and other current assets	(733)	104
Other assets	109	(31)
Accounts payable	2,353	2,217
Accrued compensation	(54)	(1,041)
Accrued liabilities and other	(1,383)	568
Lease liabilities	(52)	(12)
Net cash provided by (used in) operating activities	2,083	(6,921)
Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	—	(14,185)
Purchases of property and equipment	(634)	(542)
Proceeds from sale of equipment	10	—
Net cash used in investing activities	(624)	(14,727)
Cash flows from financing activities:
Repurchases of common stock	—	(97)
Cash paid for business acquisition	(7,015)	—
Proceeds from issuance of common stock, net	235	2,526
Net cash (used in) provided by financing activities	(6,780)	2,429
Net decrease in cash, cash equivalents and restricted cash	(5,321)	(19,219)
Cash, cash equivalents, and restricted cash; beginning of period	14,686	38,348
Cash, cash equivalents, and restricted cash; end of period	$9,365	$19,129

Supplemental disclosure of cash flow information:
Taxes paid	$196	$89
Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets recorded upon adoption of ASC 842	$—	$3,199
Leased liabilities recorded upon adoption of ASC 842	$—	$3,519
Operating lease liabilities resulting from right-of-use assets	$364	$—
Accrual of property and equipment	$19	$21

Cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$9,190	$18,954
Restricted cash included in prepaid expenses and other current assets and other assets long term	$175	175
Total cash, cash equivalents, and restricted cash	$9,365	$19,129

Airgain, Inc.

Sales by Target Market

(in thousands)

(unaudited)

	Three months ended			Nine months ended September 30,
	September 30, 2022	June 30, 2022	September 30, 2021	2022	2021
Consumer	$7,334	$5,981	$4,599	$19,377	$23,800
Enterprise	6,747	9,120	8,698	24,496	19,231
Automotive	5,117	4,185	2,158	12,133	7,098
Total sales	$19,198	$19,286	$15,455	$56,006	$50,129

Airgain, Inc.

Stock-Based Compensation Expense by Department

(in thousands)

(unaudited)

	Three months ended			Nine months ended September 30,
	September 30, 2022	June 30, 2022	September 30, 2021	2022	2021
Cost of goods sold	$36	$22	$1	$71	$3
Research and development	255	278	211	800	591
Sales and marketing	273	296	230	856	658
General and administrative	556	618	626	1,848	1,752
Total stock-based compensation expense	$1,120	$1,214	$1,068	$3,575	$3,004

Airgain, Inc. (in thousands) (unaudited)

Reconciliation of GAAP to non-GAAP Gross Profit

	Three months ended			Nine months ended September 30,
	September 30, 2022	June 30, 2022	September 30, 2021	2022	2021
Gross profit	$7,443	$7,493	$5,546	$22,104	$19,742
Stock-based compensation	36	22	1	71	3
Amortization of intangible assets	89	89	93	266	276
Amortization of inventory step-up	—	—	—	—	352
Non-GAAP gross profit	$7,568	$7,604	$5,640	$22,441	$20,373

Reconciliation of GAAP to non-GAAP Gross Margin

	Three months ended			Nine months ended September 30,
	September 30, 2022	June 30, 2022	September 30, 2021	2022	2021
Gross margin	38.8%	38.9%	35.9%	39.5%	39.4%
Stock-based compensation	0.2%	0.0%	0.0%	0.1%	0.0%
Amortization of intangible assets	0.4%	0.5%	0.6%	0.5%	0.5%
Amortization of inventory step-up	0.0%	0.0%	0.0%	0.0%	0.7%
Non-GAAP gross margin	39.4%	39.4%	36.5%	40.1%	40.6%

Reconciliation of GAAP to non-GAAP Operating Expenses

	Three months ended			Nine months ended September 30,
	September 30, 2022	June 30, 2022	September 30, 2021	2022	2021
Operating expenses	$8,707	$9,106	$8,592	$27,407	$27,403
Stock-based compensation expense	(1,084)	(1,192)	(1,067)	(3,504)	(3,001)
Amortization of intangible assets	(668)	(667)	(672)	(2,003)	(1,972)
Change in fair value of contingent consideration	—	—	(103)	—	(1,660)
Acquisition-related expenses	—	—	—	—	(189)
Non-GAAP operating expenses	$6,955	$7,247	$6,750	$21,900	$20,581

Airgain, Inc.

(in thousands, except per share data)

(unaudited)

Reconciliation of GAAP to non-GAAP Net Income (Loss)

	Three months ended			Nine months ended September 30,
	September 30, 2022	June 30, 2022	September 30, 2021	2022	2021
Net loss	$(1,299)	$(1,619)	$(3,069)	$(5,439)	$(5,441)
Stock-based compensation expense	1,120	1,214	1,068	3,575	3,004
Amortization of intangible assets	755	757	765	2,269	2,248
Change in fair value of contingent consideration	—	—	103	—	1,660
Acquisition-related expenses	—	—	—	—	189
Amortization of inventory step-up	—	—	—	—	352
Other (income) expense	(15)	9	(6)	1	(21)
Provision (benefit) for income taxes	52	(3)	30	134	(2,214)
Non-GAAP net income (loss) attributable to common stockholders	$613	$358	$(1,109)	$540	$(223)

Non-GAAP net income (loss) per share:
Basic	$0.06	$0.04	$(0.11)	$0.05	$(0.02)
Diluted	$0.06	$0.03	$(0.11)	$0.05	$(0.02)
Weighted average shares used in calculating non-GAAP net income (loss) per share:
Basic	10,210	10,219	10,082	10,179	9,993
Diluted	10,524	10,385	10,082	10,468	9,993

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three months ended			Nine months ended September 30,
	September 30, 2022	June 30, 2022	September 30, 2021	2022	2021
Net loss	$(1,299)	$(1,619)	$(3,069)	$(5,439)	$(5,441)
Stock-based compensation expense	1,120	1,214	1,068	3,575	3,004
Depreciation and amortization	921	925	896	2,771	2,637
Change in fair value of contingent consideration	—	-	103	—	1,660
Amortization of inventory step-up	—	-	—	—	352
Acquisition-related expenses	—	-	—	—	189
Other (income) expense	(15)	9	(6)	1	(21)
Provision (benefit) for income taxes	52	(3)	30	134	(2,214)
Adjusted EBITDA	$779	$526	$(978)	$1,042	$166

Q4-2022 Financial Outlook

Reconciliations of GAAP to Non-GAAP Gross Margin, Operating Expense, Net (Loss) Income, EPS and to Adjusted EBITDA
For the Three Months Ended December 31, 2022
(dollars in millions, except per share data)

Gross Margin Reconciliation:		Operating Expense Reconciliation:
GAAP gross margin	38.4%	GAAP operating expenses	$9.2
Stock-based compensation	0.1%	Stock-based compensation	(1.1)
Amortization	0.5%	Amortization	(0.7)
Non-GAAP gross margin	39.0%	Non-GAAP operating expenses	$7.4

Net (Loss) Income Reconciliation		Net (Loss) Income per Share Reconciliation(1):
GAAP net loss	$(1.4)	GAAP net loss per share	$(0.14)
Stock-based compensation	1.1	Stock-based compensation	0.11
Amortization	0.8	Amortization	0.07
Interest income, net	—	Interest income, net	—
Income tax expense	—	Income tax expense	0.01
Non-GAAP net income	$0.5	Non-GAAP net income per share	$0.05

Adjusted EBITDA Reconciliation
GAAP net loss	$(1.4)
Stock-based compensation	1.1
Depreciation and amortization	1.0
Interest income, net	—
Provision for income taxes	—
Adjusted EBITDA	$0.7

(1) Amounts are based on 10.3 million basic and 10.3 million diluted weighted average shares outstanding